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                                                                       Exhibit 8


                                                                    May __, 2004




Strategic Hotel Capital, Inc,,
      77 West Wacker Drive, Suite 4600,
           Chicago, IL 60601.

Dear Sirs:

         We have acted as your counsel in connection with the registration of up to $[ ] of common shares, par value $0.01 per share, of Strategic Hotel Capital Incorporated, ("SHCI") on the Registration Statement on Form S-11 under the Securities Act of 1933, as amended (the "Registration Statement").

         In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied as to certain factual matters upon the statements and representations contained in the certificate provided to us by SHCI, dated [ ], 2004 (the "Certificate").

         In rendering this opinion we have also assumed, with your approval, that (i) the statements and representations made in the Certificate are true and correct and (ii) the Certificate has been executed by appropriate and authorized officers of SHCI.

         Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended ("the Code"), and Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm our opinion that commencing with its taxable year ending December 31, 2004, SHCI will have been organized in conformity with the requirements for qualification as a real estate investment trust ("REIT") under the Code, and its proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT. This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

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                                                                             -2-
SHCI


         SHCI's qualification as a REIT will depend upon the continuing satisfaction by SHCI of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. We do not undertake to monitor whether SHCI actually has satisfied or will satisfy the various REIT qualification tests.

         We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and the reference to us in the Registration Statement under the caption "Federal Income Tax Considerations". In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

                                                               Very truly yours,